Exhibit 15

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cellcom Israel Ltd:

We consent to the incorporation by reference in the registration statement (No. 333-141639) on Form S-8 of Cellcom Israel Ltd. of our report dated March 6, 2012, with respect to the consolidated statements of financial position of Cellcom Israel Ltd. And subsidiaries (“the Company”), as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 20-F of Cellcom Israel Ltd.

Cellcom Israel Ltd. acquired Netvision Ltd. during 2011, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, Netvision Ltd.’s internal control over financial reporting associated with total assets of NIS 886 million and total revenues constituting of NIS 381 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Netvision Ltd.

Our report refers to the fact that the consolidated financial statements as of and for the year ended December 31, 2011 have been translated into United States dollars (“dollars”) solely for the convenience of the reader. The consolidated financial statements expressed in New Israeli Shekels have been translated into dollars on the basis set forth in Note 2D to the consolidated financial statements..

Somekh Chaikin

Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel Aviv, Israel

March 6, 2012